Exhibit 10.12 Orion Group Holdings, Inc. Summary of Non-Employee Director Compensation Arrangements as of December 31, 2018 For service as a non-employee director, compensation consists of cash and equity compensation as follows: Board of Directors Cash Compensation: • Annual cash retainer of $50,000 to each member • Additional cash retainer of $70,000 for Board Chair Equity Compensation: • Annual equity grant with a grant date value of $90,000 Audit Committee • Annual cash committee retainers – $20,000 for chair, $14,000 for each other member Compensation Committee • Annual cash committee retainers – $20,000 for chair, $14,000 for each other member Nominating & Corporate Governance Committee • Annual cash committee retainers – $16,000 for chair, $14,000 for each other member {N3791783.2}